Exhibit 99.1

    Investor Contact: Steve Keenan
        (314) 719-1755
    InvestorRelations@Olin.com

News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces First Quarter 2025 Results

Highlights

•First quarter 2025 net income of $1.4 million, or $0.01 per diluted share
•Quarterly adjusted EBITDA of $185.6 million

Clayton, MO, May 1, 2025 – Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2025. First quarter 2025 reported net income was $1.4 million, or $0.01 per diluted share, which compares to first quarter 2024 reported net income of $48.6 million, or $0.40 per diluted share. First quarter 2025 adjusted EBITDA of $185.6 million excludes depreciation and amortization expense of $132.2 million and restructuring charges of $4.0 million. First quarter 2024 adjusted EBITDA was $242.1 million. Sales in the first quarter 2025 were $1,644.2 million, compared to $1,635.3 million in the first quarter 2024.

Ken Lane, President, and Chief Executive Officer, said, “During the first quarter, our Chlor Alkali Products and Vinyls business realized higher chlorine demand than expected given spring maintenance and unplanned industry outages. As a result, we delayed our planned maintenance turnaround in favor of supporting under-supplied customers through a period of tight industry supply. We remain committed to our value-first commercial approach and view this as an encouraging proof point of our operating leverage, as demand recovers.”

Lane continued, “Despite the uncertain economic environment, we remain focused on the things within our control. We now expect to deliver year-over-year cost savings of $50 to $70 million, an increase over our previous outlook. We have also lowered our annual capital spending estimate by approximately $25 million. In addition, to further enhance our strong investment grade balance sheet and increase our financial resilience, we extended the maturities of our senior bank credit agreement from 2027 to 2030. We issued $600 million of 2033 bonds, the proceeds of which were used to repay our 2025 and 2027 bonds.

“We expect the second quarter 2025 results from our Chemicals businesses to be similar to the first quarter 2025, despite the increased second quarter costs from the delayed first quarter planned maintenance turnaround. Our Chlor Alkali Products and Vinyls business expects performance to be supported by seasonal volume improvement and strengthening caustic soda values. Over the past six quarters, our chlor alkali business has delivered stable ECU values and volumes as we remain focused on disciplined execution through this extended trough environment.

“Global epoxy demand remains weak, and our U.S. and European Epoxy business continues to be significantly challenged by subsidized Asian competition, given antidumping initiatives have provided limited benefits. Our Epoxy business is focused on maximizing the chlor alkali integration value, continuing to reduce costs and growing the formulated solutions business.

“Winchester commercial sales remain pressured by strains on consumer disposable income and customers continuing to work down elevated inventories, with no indication of near-term relief. We expect second quarter 2025 Winchester results to improve sequentially as seasonal demand picks up and military sales and military project revenue improve.

“We expect the direct impact from current tariffs on Olin to not be significant, as headwinds are largely offset by the opportunities realized. Second quarter 2025 adjusted EBITDA is expected to be in the range of $170 million to $210 million. While there is increasing economic uncertainty, Olin remains committed to our value-first commercial approach and our disciplined capital allocation strategy as the pathway to long-term shareholder value creation,” Lane concluded.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2025 were $924.5 million, compared to $884.6 million in the first quarter 2024. The increase in sales was primarily due to higher volumes. First quarter 2025 segment earnings were $78.3 million, compared to $76.6 million in the first quarter 2024. The $1.7 million increase in segment earnings was primarily due to higher volumes, partially offset by lower pricing, primarily ethylene dichloride (EDC), and higher operating costs. Chlor Alkali Products and Vinyls first quarter 2025 results included depreciation and amortization expense of $107.2 million compared to $106.8 million in the first quarter 2024.

EPOXY

Epoxy sales for the first quarter 2025 were $331.7 million, compared to $341.3 million in the first quarter 2024. First quarter 2025 segment loss was ($28.4) million, compared to segment loss of ($11.8) million in the first quarter 2024. The $16.6 million decrease in segment results was primarily due to higher operating costs. Epoxy first quarter 2025 results included depreciation and amortization expense of $12.8 million compared to $13.5 million in the first quarter 2024.

WINCHESTER

Winchester sales for the first quarter 2025 were $388.0 million, compared to $409.4 million in the first quarter 2024. The decrease in sales was primarily due to lower commercial ammunition sales, partially offset by higher military sales and military project revenue. First quarter 2025 segment earnings were $22.8 million, compared to $72.2 million in the first quarter 2024. The $49.4 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and pricing and higher raw material costs, including propellant and commodity metal costs, partially offset by higher military shipments and military project revenue. Winchester first quarter 2025 results included depreciation and amortization expense of $9.5 million compared to $7.9 million in the first quarter 2024.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the first quarter of 2025 decreased $5.8 million compared to the first quarter 2024 primarily due to lower incentive costs, including mark-to-market on stock-based compensation, and a favorable impact from foreign currency.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on March 31, 2025, was $174.0 million. Olin ended the first quarter 2025 with net debt of approximately $2.9 billion and a net debt to adjusted EBITDA ratio of 3.5 times. On March 31, 2025, Olin had available liquidity of approximately $1.3 billion.

During first quarter 2025, approximately 0.7 million shares of common stock were repurchased at a cost of $20.2 million. On March 31, 2025, Olin had approximately $2.0 billion available under its share repurchase authorizations.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss first quarter 2025 financial results at 9:00 a.m. Eastern Time on Friday, May 2, 2025. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the first quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern Time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.

Visit www.olin.com for more information on Olin Corporation.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•our indebtedness and debt service obligations;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2025-11

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2025	2024
Sales	$1,644.2	$1,635.3
Operating Expenses:
Cost of Goods Sold	1,495.5	1,428.0
Selling and Administrative	101.0	101.9
Restructuring Charges	4.0	8.3
Other Operating Income	—	0.2
Operating Income	43.7	97.3
Interest Expense	48.5	44.6
Interest Income	1.2	0.8
Non-operating Pension Income	5.7	6.8
Income before Taxes	2.1	60.3
Income Tax Provision	0.9	12.5
Net Income	1.2	47.8
Net Loss Attributable to Noncontrolling Interests	(0.2)	(0.8)
Net Income Attributable to Olin Corporation	$1.4	$48.6
Net Income Attributable to Olin Corporation per Common Share:
Basic	$0.01	$0.41
Diluted	$0.01	$0.40
Dividends per Common Share	$0.20	$0.20
Weighted-average Common Shares Outstanding - Basic	115.3	119.9
Weighted-average Common Shares Outstanding - Diluted	116.6	121.9

(a)Unaudited.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2025	2024
Sales:
Chlor Alkali Products and Vinyls	$924.5	$884.6
Epoxy	331.7	341.3
Winchester	388.0	409.4
Total Sales	$1,644.2	$1,635.3
Income before Taxes:
Chlor Alkali Products and Vinyls	$78.3	$76.6
Epoxy	(28.4)	(11.8)
Winchester	22.8	72.2
Corporate/Other:
Environmental Expense	(5.0)	(5.8)
Other Corporate and Unallocated Costs	(20.0)	(25.8)
Restructuring Charges	(4.0)	(8.3)
Other Operating Income	—	0.2
Interest Expense	(48.5)	(44.6)
Interest Income	1.2	0.8
Non-operating Pension Income	5.7	6.8
Income before Taxes	$2.1	$60.3

(a)Unaudited.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2025	2024	2024
Assets:
Cash and Cash Equivalents	$174.0	$175.6	$150.9
Accounts Receivable, Net	1,107.3	1,007.8	907.4
Income Taxes Receivable	15.8	11.5	15.4
Inventories, Net	875.2	823.5	823.9
Other Current Assets	79.0	61.4	54.2
Total Current Assets	2,251.3	2,079.8	1,951.8
Property, Plant and Equipment (Less Accumulated Depreciation of $5,291.8, $5,189.2 and $4,917.5)	2,266.5	2,328.4	2,451.5
Operating Lease Assets, Net	289.0	302.2	334.9
Deferred Income Taxes	54.5	53.4	90.7
Other Assets	1,171.6	1,185.1	1,123.5
Intangibles, Net	198.6	206.6	235.6
Goodwill	1,423.5	1,423.6	1,423.3
Total Assets	$7,655.0	$7,579.1	$7,611.3
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$19.2	$129.0	$80.9
Accounts Payable	812.0	861.6	763.7
Income Taxes Payable	116.9	141.3	161.7
Current Operating Lease Liabilities	62.5	64.8	68.2
Accrued Liabilities	428.4	435.5	341.6
Total Current Liabilities	1,439.0	1,632.2	1,416.1
Long-term Debt	3,016.6	2,713.2	2,684.8
Operating Lease Liabilities	231.9	243.2	274.1
Accrued Pension Liability	207.6	197.7	211.4
Deferred Income Taxes	417.9	430.5	470.0
Other Liabilities	303.9	306.9	347.8
Total Liabilities	5,616.9	5,523.7	5,404.2
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value per Share; Authorized 240.0 Shares; Issued and Outstanding 115.1 Shares (115.7 and 119.4 in 2024)	115.1	115.7	119.4
Accumulated Other Comprehensive Loss	(430.6)	(450.1)	(489.7)
Retained Earnings	2,321.5	2,357.5	2,542.3
Olin Corporation’s Shareholders’ Equity	2,006.0	2,023.1	2,172.0
Noncontrolling Interests	32.1	32.3	35.1
Total Equity	2,038.1	2,055.4	2,207.1
Total Liabilities and Equity	$7,655.0	$7,579.1	$7,611.3

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2025	2024
Operating Activities:
Net Income	$1.2	$47.8
Depreciation and Amortization	132.2	129.7
Stock-based Compensation	4.0	4.4
Deferred Income Taxes	(18.2)	(13.9)
Qualified Pension Plan Contributions	(0.1)	(0.3)
Qualified Pension Plan Income	(5.0)	(6.0)
Changes in Assets and Liabilities:
Receivables	(98.2)	(37.5)
Income Taxes Receivable/Payable	(34.0)	9.6
Inventories	(43.9)	31.2
Other Current Assets	4.2	3.6
Accounts Payable and Accrued Liabilities	(32.5)	(95.9)
Other Assets	4.6	(0.7)
Other Noncurrent Liabilities	1.1	5.7
Other Operating Activities	(1.4)	3.3
Net Operating Activities	(86.0)	81.0
Investing Activities:
Capital Expenditures	(61.4)	(44.3)
Payments under Other Long-term Supply Contracts	—	(28.5)
Other Investing Activities	(1.0)	(1.9)
Net Investing Activities	(62.4)	(74.7)
Financing Activities:
Long-term Debt Borrowings, Net	199.9	94.7
Common Stock Repurchased and Retired	(20.2)	(105.4)
Stock Options Exercised	1.9	19.8
Employee Taxes Paid for Share-based Payment Arrangements	—	(10.5)
Dividends Paid	(23.0)	(23.9)
Debt Issuance Costs	(12.0)	—
Net Financing Activities	146.6	(25.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.2	(0.4)
Net Decrease in Cash and Cash Equivalents	(1.6)	(19.4)
Cash and Cash Equivalents, Beginning of Year	175.6	170.3
Cash and Cash Equivalents, End of Period	$174.0	$150.9

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$1.2	$47.8
Add Back:
Interest Expense	48.5	44.6
Interest Income	(1.2)	(0.8)
Income Tax Provision	0.9	12.5
Depreciation and Amortization	132.2	129.7
EBITDA	181.6	233.8
Add Back:
Restructuring Charges	4.0	8.3
Adjusted EBITDA	$185.6	$242.1

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by the Trailing Twelve Months Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	March 31,	December 31,	March 31,
(In millions)	2025	2024	2024
Current Installments of Long-term Debt	$19.2	$129.0	$80.9
Long-term Debt	3,016.6	2,713.2	2,684.8
Total Debt	3,035.8	2,842.2	2,765.7
Less: Cash and Cash Equivalents	(174.0)	(175.6)	(150.9)
Net Debt	$2,861.8	$2,666.6	$2,614.8

Trailing Twelve Months Adjusted EBITDA(b)	$817.4	$873.9	$1,118.1

Net Debt to Adjusted EBITDA	3.5	3.1	2.3

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of March 31, 2025 is calculated as the three months ended March 31, 2025 plus the year ended December 31, 2024 less the three months ended March 31, 2024. Trailing Twelve Months Adjusted EBITDA as of March 31, 2024 is calculated as the three months ended March 31, 2024 plus the year ended December 31, 2023 less the three months ended March 31, 2023.